Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Investors Trust

We consent to the use of our report dated February 20, 2013, incorporated herein by reference, on the financial statements of ING American Funds World Allocation Portfolio, a series of ING Investors Trust, Inc., and to the references to our firm under the heading “REPRESENTATIONS AND WARRANTIES” in the Proxy Statement/Prospectus.

Boston, Massachusetts

December 04, 2013